                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1



                                Friedman's Inc.
           ---------------------------------------------------------
                               (Name of Issuer)



                     Class A Common Stock, $.01 par value
           ---------------------------------------------------------
                        (Title of Class of Securities)




                                   358438109
                     -------------------------------------
                                (CUSIP Number)


                               Page 1 of 6 Pages
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--------------------
 CUSIP NO.
 358438109
--------------------

-------------------------------------------------------------------------------
 1.       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goldman, Sachs & Co.

-------------------------------------------------------------------------------
 2.       Check the Appropriate Box if a Member of a Group

                                                           (a)
                                                              ----
                                                           (b)
                                                              ----
-------------------------------------------------------------------------------
3.        SEC Use Only


-------------------------------------------------------------------------------
4.        Citizenship or place of Organization

                New York
-------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                        0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                         1,325,459
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                    0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                    1,325,459
                     -----------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

                1,325,459
-------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)

                10.1%
-------------------------------------------------------------------------------
12.       Type of Reporting Person

                BD-PN-IA
-------------------------------------------------------------------------------

                               Page 2 of 6 Pages
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--------------------
 CUSIP NO.
 358438109
--------------------

-------------------------------------------------------------------------------
 1.       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
 2.       Check the Appropriate Box if a Member of a Group

                                                           (a)
                                                              ----
                                                           (b)
                                                              ----

--------------------------------------------------------------------------------
 3.       SEC Use Only

--------------------------------------------------------------------------------
 4.       Citizenship or place of Organization

                Delaware
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                        0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                         1,325,459
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                    0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                    1,325,459
                     -----------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                1,325,459
--------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9)

                10.1%
-------------------------------------------------------------------------------
 12.      Type of Reporting Person

                HC-PN
-------------------------------------------------------------------------------

                               Page 3 of 6 Pages
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--------------------
 CUSIP NO.
 358438109
--------------------

-------------------------------------------------------------------------------
 1.       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

         Goldman Sachs Trust on behalf of
         Goldman Sachs Small Cap Value Fund
--------------------------------------------------------------------------------
 2.       Check the Appropriate Box if a Member of a Group

                                                          (a)
                                                             ----
                                                          (b)
                                                             ----

--------------------------------------------------------------------------------
 3.       SEC Use Only

--------------------------------------------------------------------------------
 4.       Citizenship or place of Organization

                Delaware
--------------------------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                        0
Owned By             -----------------------------------------
Each                   6.       Shared Voting Power
Reporting
Person With                         941,100
                     -----------------------------------------
                       7.       Sole Dispositive Power

                                    0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                    941,100
                     -----------------------------------------
 9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                941,100
--------------------------------------------------------------------------------
 10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9)

                7.2%
--------------------------------------------------------------------------------
 12.      Type of Reporting Person

                IC
--------------------------------------------------------------------------------

                               Page 4 of 6 Pages
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Item 4.        Ownership.*

         (a).  Amount beneficially owned:
               See the response(s) to Item 9 on the attached cover page(s).

         (b).  Percent of Class:
               See the response(s) to Item 11 on the attached cover page(s).

         (c).  Number of shares as to which such person has:

               (i).      Sole power to vote or to direct the vote: See the
                                response(s) to Item 5 on the attached cover page(s).

               (ii).     Shared power to vote or to direct the vote: See the
                                response(s) to Item 6 on the attached cover page(s).

               (iii).    Sole power to dispose or to direct the disposition of:
                                See the response(s) to Item 7 on the attached cover page(s).

               (iv).     Shared power to dispose or to direct the disposition
                                of: See the response(s) to Item 8 on the attached cover page(s).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                         See Exhibit (99.2) as previously reported.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



-----------------------
* The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Class A Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

                               Page 5 of 6 Pages
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                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 10, 1998



                                 THE GOLDMAN SACHS GROUP, L.P.

                                 By:    /s/ Hans L. Reich
                                      -----------------------------
                                 Name:  Hans L. Reich
                                 Title:  Attorney-in-fact


                                 GOLDMAN, SACHS & CO.

                                 By:    /s/ Hans L. Reich
                                      -----------------------------
                                 Name:  Hans L. Reich
                                 Title:  Attorney-in-fact


                                 GOLDMAN SACHS TRUST
                                 on behalf of Goldman Sachs Small Cap
                                 Value Fund

                                 By:    /s/ Hans L. Reich
                                      -----------------------------
                                 Name:  Hans L. Reich
                                 Title:  Attorney-in-fact

                               Page 6 of 6 Pages